Exhibit 8.1
PartnerRe Ltd.
Subsidiaries of the Company

	Jurisdiction	Percentage Interest Held
PartnerRe Ltd.	Bermuda
PartnerRe Services Ltd.	Bermuda	100%
Partner Reinsurance Company Ltd.	Bermuda	100%
PartnerRe Americas Services Company, S.A. de C.V.	Mexico	100%
PPF Holdings I Ltd.	Bermuda	100%
PPF Holdings II Ltd.	Bermuda	100%
PPF Holdings III Ltd.	Bermuda	100%
PartnerRe Capital Management Ltd.	Bermuda	100%
PartnerRe Corporate Member Limited	United Kingdom	100%
PartnerRe Corporate Member 2 Limited	United Kingdom	100%
Almacantar Group Limited	United Kingdom	36%
Partner Reinsurance Asia Pte. Ltd.	Singapore	100%
PartnerRe Holdings Europe Limited	Ireland	100%
PartnerRe Life Reinsurance Company of Canada	Canada	100%
PartnerRe Connecticut Inc.	Connecticut, United States	100%
PartnerRe Ireland Insurance dac	Ireland	100%
PartnerRe Ireland Finance DAC	Ireland	100%
Partner Reinsurance Europe SE	Ireland	100%
PartnerRe Escritório de Representação no Brasil Ltda.	Brazil	100%
PartnerRe Miami Inc.	Florida, United States	100%
PartnerRe U.S. Corporation	Delaware, United States	100%
PartnerRe Insurance Solutions Bermuda Ltd.	Bermuda	100%
PartnerRe Life Reinsurance Company of America	Arkansas, United States	100%
PartnerRe America Insurance Company	Delaware, United States	100%
PartnerRe Capital Investments LLC	Delaware, United States	100%
LFR Collections LLC	Delaware, United States	100%
Almandine I LLC	Delaware, United States	95%
PPF Finance LLC	Delaware, United States	100%
PartnerRe Finance B LLC	Delaware, United States	100%
PartnerRe Asset Management Corporation	Delaware, United States	100%
Partner Reinsurance Company of the U.S.	New York, United States	100%
PartnerRe Finance II Inc.	Delaware, United States	100%
PartnerRe Capital Trust II	Delaware, United States	100%